                                                                      Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preference Dividends

                                                                             2001                  2000               1999
                                                                        ---------------    ----------------     ----------------
Interest expense                                                          $13,640,843        $  14,290,623        $  7,351,489
Recurring fees related to TOPs program                                      2,490,810            2,197,557           1,416,756
Amortized capitalized costs related to indebtedness                           726,615              478,951             345,282
Preference security dividend requirements of consolidated
  subsidiaries                                                             12,577,894            8,593,956           3,014,375
                                                                        ---------------    ----------------     ----------------
  Total fixed charges                                                     $29,436,162          $25,561,087         $12,127,902
                                                                        ===============    ================     ================

Net income before allocation to preferred shareholders of
  subsidiary                                                              $51,563,068          $38,685,012         $26,196,193
Add:  Total fixed charges                                                  29,436,162           25,561,087          12,127,902
Less:  Preference security dividend requirements of consolidated
  subsidiaries                                                            (12,577,894)          (8,593,956)         (3,014,375)
                                                                        ---------------    ----------------     ----------------
Earnings                                                                  $68,421,336          $55,652,143         $35,309,720
                                                                        ===============    ================     ================
Ratio of Earnings to Combined Fixed Charges and
  Preference Dividends                                                              2:1                 2:1                 3:1

For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interest adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There were no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.